Exhibit 10.3

Personal Employment Agreement

This personal Employment Agreement (the "Agreement") is made and entered into as of November 1st, 2017, by and between Ormat Systems Ltd., registration number 511597239 a company incorporated in the State of Israel, having its offices at the Industrial Area in Yavne, Israel (the “Company”), and Shlomi Argas, I.D. number 059175026, residing at Givat Yeshayau (the “Employee”).

WHEREAS

the Company desires to engage the Employee in a full-time position as EVP Operations and Products, as determined under this Agreement, and the Employee represents that he has the required skills, qualifications and knowledge to serve the Company as such; and

WHEREAS	the parties desire to state the terms and conditions of the Employee’s engagement by the Company, effective as of the Commencement Date, as set forth below.

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Company and the Employee hereby agree as follows:

1.	Preamble

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.

The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Exclusivity of the Agreement

2.1.	This Agreement is personal and the terms and conditions of the employment of the Employee shall be solely as set forth in this Agreement.

2.2.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations and discussions between them, oral or written.

2.3.

Except as expressly provided in this Agreement, the Employee shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with the Company.

3.	Absence of Impediment to the Employee's Employment

3.1.

The Employee warrants, confirms and undertakes that: (i) he is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto; (ii) there is no contractual or other impediment to his entering into this Agreement, fulfilling his obligations hereunder or to his employment with the Company; (iii) his entering into this Agreement and fulfilling his obligations hereunder do not require the consent of any person or entity and that on the date hereof he is free to provide services to the Company upon the terms specified in this Agreement; and (iv) in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party or by which he is bound. Notwithstanding the aforementioned, as the Employee in currently employed with a 3rd party which is involved with solar power plants, in order to remove any doubt, during the first year of employment, the Employee shall not engage in any activity to decision within the Company which is related to solar power production.

4.	Position and Duties

4.1.

Position. As of November 7th, 2017 (the: "Commencement Date") the Employee serves in a full time capacity as an EVP Operations and Products, subject to the terms and conditions of this Agreement. The Employee will report to the CEO.

4.2.

During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his working time, efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management and his supervisors in Israel and abroad, to follow the Company procedures as established from time to time, to carry out the duties imposed upon him, whatever and whenever they shall be.

4.3.	The Employee shall at all times act in a manner suitable for his position and status in the Company.

4.4.

The Employee shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an employee of another employer, a director or independently as an agent or consultant or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity

4.5.

The Employee undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

4.6.

The Employee shall not directly or indirectly accept any commission, rebate, discount, or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company.

4.7.

In carrying out his duties under this Agreement, the Employee shall not make any representations or give any guarantees on behalf of the Company, except as expressly and in advance authorized to do so under his role at the Company.

4.8.	The Employee acknowledges and agrees that from time to time he may be required by the Company to travel and stay abroad as part of his duties towards the Company.

4.9.

The Employee undertakes to fulfill the responsibilities described in this Agreement and assist the Company and will make himself available to it, even after the termination of his employment relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to his work or actions taken by him and including in the framework of disputes (including legal or quasi-legal proceedings). The Company will cover all reasonable costs incurred by Employee in connection with fulfillment of his obligations under this clause.

5.	Salary

5.1.

Commencing as of the Commencement Date and thereafter, in consideration for the Employee's services, and subject to the fulfillment of all the Employee's duties and obligations under this Agreement, the Employee shall be entitled to a gross monthly salary of _85,000 NIS (the “Salary”).

5.2.

The Salary shall be updated in accordance with the changes in the cost of living index as follows: Base index is the index known on November 1, 2017. Adjustments will be done quarterly. If there is a decrease in the index, the Salary will not be reduced, but no increases will be granted until the index reaches the level prior to the reduction.

5.3.

As the Employee is employed hereunder in a managerial position involving a fiduciary relationship between the Employee and the Company, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Employee or to his employment with the Company, and the Employee shall not be entitled to any compensation in respect of such law. The Employee acknowledges and agrees that the Salary and the compensation set for him hereunder include a proper and just reward for the requirements of his position and status and the obligation to work at irregular hours of the day. Accordingly, the Employee shall not be entitled to any additional bonus or other payment for extra hours of work.

The working hours as an EVP in the Company are flexible and may be performed in the offices of the Company or elsewhere, as may be required from time to time. The Company will pay the Employee the full salary, even if the employee has not reached 182 working hours in a specific month, provided however that the employee has actually fulfilled his obligations and duties under this Agreement and has not utilized any vacation during such month.

5.4.	The Salary shall be paid no later than the 9th day of each month, for the preceding month.

5.5.

All the amounts specified in this Agreement are gross (in Hebrew: “bruto”) sums. The Company shall deduct and withhold all required taxes and other statutory payments, including health insurance contributions and social security contributions from the Salary and from all other rights and benefits received by the Employee.

5.6.

The Employee shall regard and retain as confidential and shall not divulge to any of the Company’s employees and/or any third party, either during or after the Employee's employment period, directly or indirectly, the terms of the Employee's employment and Salary unless required by law.

5.7.

All social benefits and/or other payments due and payable to the Employee (if any) shall be calculated only based on the Salary as defined herein. It is hereby declared and agreed that all participation in expenses and any other benefits, including, but without derogating from the generality of the foregoing, bonus payments (if payable) and benefits in kind given to the Employee in the terms of this Agreement or deriving therefrom, do not and shall not form part of the Salary.

6.	Managers’ Insurance / Pension Fund

6.1.

The Company shall comply with the provisions of the "Expansion Order of extensive pension" (the "Order"), with respect to Company and Employee contributions to pension fund and severance pay (“Pension Plan”) as required by the Order. The contributions to the Pension Plan shall be as follows:

The contributions to the Pension Plan shall be as follows:

(a)	In the event that the Employee selects manager’s insurance:

(i)

The Company shall pay into the manager’s insurance policy an amount equal to 6.5% of the Employee’s Salary on account of pension fund payment (Tagmulim) under the manager’s insurance policy. Such contribution includes contribution to a disability insurance policy on the Employee’s behalf which would insure 75% of the Salary. To the extent necessary, such amount shall be increased to a total maximum of 7.5% of the Salary if such increase is required for purchasing a disability insurance policy insuring 75% of the Salary, provided that Company’s payment to Tagmulim shall not be less than 5% of the Salary;

(ii)

The Company shall deduct 6% from the Salary on behalf of the Employee and shall transfer such amount to the manager’s insurance policy on account of pension fund payment (Tagmulim) under the manager’s insurance policy;

(iii)	The Company shall pay into the managers’ insurance policy 8.33% of the Salary for severance pay (Pituzei Piturim).

(b)	In the event that the Employee selects a pension fund:

(i)	The Company shall pay a sum equal to 6.5% of the Employee’s Salary on account of pension fund payment (Tagmulim).

(ii)	The Company shall deduct 6% of the Salary on behalf of the Employee and shall transfer such amount to the pension fund as the Employee’s share of the pension fund payment (Tagmulim);

(iii)	The Company shall pay 8.33% of the Salary for severance pay (Pituzei Piturim) into the pension fund.

6.2.

The Employee shall be entitled to elect to have the Company make the payments and deductions set forth above to a manager’s insurance policy for part of the Salary and to a pension fund for the remainder of the Salary, and under such circumstances the provisions of Section 6.1 shall apply pro rata to such parts of the Salary as if they were the whole salary.

6.3.

All the payments and deductions set forth in this Section shall be based upon the Salary, as defined above, in accordance with its amount from time to time, and under no circumstances, shall the payments and deduction set forth in this Section be made with respect to an amount in excess of the Employee’s total Salary.

6.4.

The Parties hereby declare and agree that the pension arrangement in accordance with this clause constitutes a “beneficial arrangement” for the purpose of the Extension Order (Combined Version) for Mandatory Pension under the Collective Agreements Law, 5717-1957 (the “Pension Extension Order”), and the Company shall not be under any obligation to provide any pension arrangement as provided in the Pension Extension Order other than as provided under this Section 6.

6.5.	In accordance with Section 9 of the Order, Company’s contributions to severance pay as aforementioned shall be in lieu of payment of severance pay, pursuant to Section 14 of the Severance Pay Law.

6.6.

Other than in events in which the Company is entitled to withhold the Pension Plan under the Pension Extension Order, the Company shall automatically transfer the Pension Plan to the Employee, subject to any applicable law, upon the termination of the Employee’s employment by either party.

6.7.	The Company’s and the Employee’s pension contributions indicated in this section shall be updated and amended according to the applicable law.

6.8.

Notwithstanding Section 6.5 herein, other than in events, as defined above as “Cause”, in which the Company will be entitled to withhold the special severance payment herein, the Company shall pay the Employee special severance payment beyond Section 14 of the Severance Pay Law. The special severance payment will be calculated according to the employee’s last monthly salary multiplied by number of his months of employment at the Company divided by twelve.  The special severance payment will be paid by releasing the amount accumulated under Section 14 of the Severance Pay Law at the insurance company and /or any other severance payment funds in the name of the Employee, plus, if needed, a completion according to the calculation herein.

7.	Advanced Study Fund

7.1.

The Company shall make monthly contributions on the Employee's behalf to a recognized advanced study fund (“Keren Hishtalmut”) (hereinafter the “Study Fund”), in an amount equal to 7.5% of the monthly Salary of the employee. In addition, the Company shall deduct 2.5% from the monthly Salary of the employee also to be paid to the Study Fund as recognized by the Income Tax Authorities. It is hereby clarified that the sums contributed by the Company to the Education Fund will not exceed the exempted limit recognized by the Income Tax Authority from time to time.

7.2.

The sums contributed by the Employee shall be deducted by the Company directly from the monthly Salary of the employee. The Employee hereby instructs the Company to transfer to the Study Fund from each monthly Salary of the employee due to him the amount of the Employee's and the Company's contribution, as set forth above.

7.3.	Should any tax or other compulsory payment be imposed and payable in respect of the Company’s contributions to the Study Fund, such tax shall be paid by the Employee and deduct according to law.

7.4.	The Study Fund shall be transferred to the Employee, subject to any applicable law, upon the termination of the Employee's employment.

8.	Additional Benefits

8.1.

Vacation. The Employee shall be entitled to 190 hours vacation in each calendar year. The Employee is required to make every reasonable effort to exercise his annual vacation during the year it is accrued and shall be obliged to take at least five (5) paid vacation days during each year of the Employee’s employment; provided however, that if the Employee is unable to utilize all the vacation days, he will be entitled to accumulate the unused balance of the vacation hours standing to his credit up to a maximum of 500 hours annually (the "Maximum"). The Employee shall be entitled to redeem the unused vacation days up to the Maximum upon termination of employment. Vacation shall be taken in accordance with the Company policy and prior approval. For avoidance of any doubt, it is hereby agreed that the Company shall be entitled to set uniform dates for vacation to all or part of its employees, as it shall deem fit.

8.2.	Recreation Pay. The Employee shall be entitled to annual recreation pay (“Dmey Havra-ah”) for 10 days per year, in the amount determined in accordance with the applicable law.

8.3.

Sick Leave. The Employee shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 5736-1976, The Employee shall notify the Company, immediately, of any absence due to sickness and furnish the Company with an applicable medical certificate to approve it. Sick days are not redeemable and may not be converted into cash.

8.4.

Expenses. The Company will reimburse the Employee for business expenses borne by the Employee, provided that such expenses were approved in advance by the Company or are incurred in performing his duties in accordance with the general practices and policies of the Company as adopted by the board of directors of the Company from time to time, and against valid invoices furnished by the Employee to the Company. Notwithstanding the aforementioned, the Company shall bear the annual fees payable to the Israel Bar Association. For the avoidance of doubt any flights that the Employee is required to take in the framework of his employment with the Company shall be according to the prevailing company’s travel policy.

8.5.	The Company will cover for the Employee an annual checkup at a medical center (“Seker Refui”), but not any additional tests or treatments.

8.6.	Car.

(a)	The Employee shall be entitled to receive a leased car up to managerial category suitable for his position (the "Car").

(b)

The Company shall bear all expenses related to the Car as detailed in Appendix A however the Employee shall bear and pay all expenses relating to any violation of law committed in connection with the use of the Car, including any parking or traffic fines, and will bear the sole liability in connection therewith

(c)	Employee shall take good care of the Car and ensure that the provisions of the insurance policy and the Company’s rules relating to the Car are strictly, lawfully and carefully observed.

(d)	The Employee shall bear any and all taxes applicable to him in connection with the Car and the use thereof, in accordance with income tax regulations applicable thereto.

(e)	To avoid any doubt, the Car granted to the Employee’s use shall be in lieu of traveling expenses as required by applicable law.

(f)	Unless provided herein differently, the current procedure related to the leased Car is described in Appendix A, attached hereto. The annual travel kilometer allocation shall be unlimited.

(g)

The Employee hereby irrevocably authorizes the Company to set off and deduct all amounts that he may be owed to the Company under this subsection 8.6 and under Appendix A against any and all amounts due to him from the Company under this Agreement.

(h)

The Employee shall return the Car (together with its keys and any other equipment supplied and/or installed therein by Company) to the Company upon termination of his employment with Company. The Employee shall have no rights of lien with respect to Company Car and/or any other equipment relating thereto as above mentioned.

8.7.	Cell Phone and Laptop.

(a)

During the Employee's employment with the Company, the Employee shall be entitled to a cellular phone and a laptop computer, all expenses related to use and maintenance of the laptop and phone shall be paid by the Company; provided however, that any personal usage of the cellular phone by the Employee shall be done reasonably and in accordance with the Company's policy.

(b)

Alternative, the Employee shall be entitled to receive in lieu of the Company cellular phone as mentioned above, full reimbursement of expenses incurred by him with respect to usage of his private cellular phone in accordance with the Company's policy.

(c)	At the end of the Employee's employment with the Company, the Employee shall return the cellular phone to the Company (together with any other equipment provided to the Employee).

(d)	The Employee shall bear all tax obligations related to the cellular phone and the Company shall be entitled to deduct such costs and expenses from the Salary.

8.8.	Daily news paper. The employee shall be entitled for a daily newspaper sent to his home address.

8.9	Home Internet connection. The Company will pay for installation of an internet line in Employee's home, and pay the monthly cost of such line.

8.10.	Annual Bonus.

(a)

It is the intention of the Company to grant Employee an annual bonus, per the discretion of the CEO and the approval of the Compensation Committee or the Board of Directors of the Company, as applicable (the: “Annual Bonus”). The details of this Annual Bonus and its sum will be determined based on criteria to be established by the Company from time to time. For the avoidance of any doubt it is hereby clarified that the Annual Bonus shall not constitute a part of the Salary for any purpose whatsoever, including for the purpose of the calculation of the Employee’s severance pay, to the extent such payment is applicable.

(b)

Upon termination of employment, for any reason, Employee shall be entitled to receive any unpaid Annual Bonus in respect of any completed fiscal year that has ended on or prior to the date of the Employee ceasing to serve in his position, subject to achievement of the applicable performance conditions for such year. The Annual Bonus under this clause shall be paid at the same time it would otherwise be paid to the Employee had no such termination occurred;

(c)

In addition, upon termination of employment and subject to achievement of the applicable performance conditions for the fiscal year in which the Employee's termination occurs by the Company and by the Employee, Employee shall be entitled to receive payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the early termination date and early release from his duties and his position, such amount to be paid at the same time it would otherwise be paid to the Employee had no termination occurred;

8.11.	Employee Equity Awards

(a)

Subject to the receipt of any and all approvals required under applicable law, including the approval of the Board of Directors of the Company and the shareholders of the Company, the Employee may be eligible to participate in an employee equity incentive plan. Any grant under any employee equity incentive plan is subject to the terms and conditions of employee equity incentive plan as may be amended from time to time and to the equity agreement under which the grant was made.

The amount of the equity award that will be granted is subject to the approval by the Board of Directors of the Company and the shareholders of the Company, if required.

8.12.	Directors and Officers Liability Insurance. Employee will to be covered under the Company’s Directors and Officers Liability Insurance policy in accordance with its terms.

9.	Employment Term and Termination

9.1.	This Agreement shall be in effect commencing as of the Commencement Date and shall continue in full force and effect until terminated pursuant to the terms hereof.

9.2.	The Employee’s employment may be terminated by either party, at any time, pursuant to the delivery of four (4) months prior written notice (the "Notice Period").

9.3.

During the Notice Period and unless otherwise determined by the Company the Employee shall continue to perform his duties until the conclusion of the Notice Period, and cooperate with the Company in assisting the integration of the person who will assume the Employee's responsibilities. Notwithstanding the aforementioned, the Company shall have the right not to take advantage of the full Notice Period and may terminate the Employee's employment at any time during the Notice Period. In the event of such termination, the Company shall pay the Employee his Salary and other related benefits (as detailed above) due to him hereunder as he would have been entitled to receive for the remaining period of the Notice Period.

9.4.

It is hereby expressly stated that the Company reserves the right to terminate the Employee’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Employee. In the latter case such termination shall not constitute a dismissal of the Employee by the Company.

9.5.

Without derogating from the Company’s rights under this Agreement and according to law, and notwithstanding the foregoing, the Company may terminate the Employee's employment immediately without the delivery of a prior written notice and/or payment for Notice Period, in the event of a Cause (as defined below and subject to any applicable law) and the employment relationship shall be deemed effectively terminated as of the time of delivery of such notice.

The term "Cause" shall mean (a) a breach of trust, fiduciary obligations or duties of care, including but not limited to, theft, embezzlement, self-dealing, prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company, its business, and its subsidiaries, affiliates or associated entities; (b) conviction of the Employee in a crime or felony involving moral turpitude or any crime involving fraud; (c) the Employee's serious intentional misconduct which adversely affects the Company; (d) an intentional and willful action taken by the Employee harming the Company or any of its subsidiaries, affiliates or associated entities; (e) Employee’s insubordination of any lawful resolution and/or instruction of the Board with respect to Employee’s duties and/or responsibilities towards the Company (f) any material breach of the Statement of Undertaking - Confidentiality, Non- Compete and Intellectual Property attached hereto as Appendix B by the Employee; and (g) any other act or omission that constitutes "cause" under the laws of the State of Israel or that annuls the Employee rights to receive severance payments under the applicable law.

9.6.

In the event that the Employee terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 9.2 above, or completion of the Notice Period, the Company shall be entitled to deduct from any debt which it may owe the Employee an amount equal to the Salary that would have been paid to the Employee during the Notice Period, had he worked.

9.7.	The Employee undertakes that immediately upon the termination of his employment with the Company, for any reason, he shall act as follows:

(a)

He shall deliver and/or return to the Company all the documents, CD's or other magnetic media, letters, notes, reports and other papers in his possession and relating to his employment with the Company and the fulfillment of his duties, as well as any equipment and/or other property belonging to the Company which was placed at his disposal, including any computer equipment, telephone equipment, the Employee ID badge or other equipment. The Employee shall not have any lien or other similar right over any equipment and/or other property belonging to the Company as aforesaid.

(b)	He shall delete any information relating to the Company or its business from his personal computer, if any;

(c)

He shall coordinate the termination of his employment with his supervisors, and he shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by his supervisors, all documents and information and all matters which with he dealt, to whomever the Company instructs, all in a manner reasonably satisfactory to the Company.

9.8.

The Employee undertakes to be reasonably available to the Company after the term of his employment, for the purpose of providing information related to his employment period, or to his activities during such period, including, if requested by the Company, appearance before any court or another authority. The Company will cover all reasonable costs incurred by Employee in connection with fulfillment of his obligation under this clause.

9.9.

In case of a change in control, as such terms is defined herein below, Change of Control, the Employee will become fully vested in any unvested RSUs, SARs or other equity awards awarded to the Employee and such will be immediately accelerated and become vested.

"Change of Control" shall mean the consummation of any of the following events, in a single transaction or in a series of related transactions: (i) the acquisition of Ormat by another person (s) or entity by means of a merger, reorganization, consolidation or similar event in which such person (s) or entity will hold, immediately after such acquisition, more than 50% of the outstanding voting power of Ormat, the acquiring, resulting or surviving corporation; or (ii) the sale of all or substantially all of the assets of Ormat (on a consolidated basis) to another entity (except an entity that is one of the Ormat's subsidiaries or affiliates or affiliated with any of the Ormat's then-current principal stockholders). The term "Change of Control" shall not include any transaction or series of related transactions that are part of an internal voluntary reorganization and/or restructuring of the Company and/or its subsidiaries and affilietes that does not involve the acquisition of control by a third party not affiliated with Ormat, its subsidiaries and affiliates, such as a change in the state of incorporation of the Ormat and/or acquisition by the Company of its own shares from any person.

10.	Company's Computers

10.1.

The e-mail provided to the Employee by the Company upon the commencement of his employment is a professional e-mail, designated to be used by the Employee only for the purpose of performing his work in the Company and the Employee is required to use it only for professional purposes.

10.2.

In order to guard Company's confidential information and prevent impairments, computer viruses and transfer of illegal information and/or software and/or copyright infringement and/or destruction to computer web traffic and/or damages to Company's communication and/or Company's reputation and/or any other damages to the Company's business and/or its ongoing business and its customers' relations and in order to verify that the use of the Company's computer systems is being done for work purposes and conducted in accordance with the applicable Company's policies, and in order to prevent the Company's exposure to any damage due to unauthorized use of Company's computer network and communication system; It is hereby clarified, that the Company monitors any and all information stored in the Company computers including professional e-mail and/or any information transferred through the Company's computer and communication networks. Furthermore, the Company performs various backups of all information transferred through the Company's computer network systems.

10.3.

Monitoring shall be performed at all times without prior notice and by various means. Monitoring can be done either by technological means, with regard to traffic volume and content traffic or by human resources, to the extent necessary where it is being suspected that the Company's policies were breached and/or where there is a need to locate information for ongoing work purposes, need to attend technical malfunctions and/or any other need required for professional and business needs.

10.4.

The Company reserves the right to take control of the computer means provided to the Employee in order to perform his work at all times and without prior notice, and to block any access to it, in order to protect the Company's rights, attending technical malfunctions and for any other professional and/or business purposes.

10.5.

For avoidance of any inconvenience and to assure professional usage of the Company's computers, including the electronic e-mail systems, the web, the Company's communication means and the professional e-mail provided to the Employee in order to perform his work; the Employee shall refrain from transferring and/or saving any personal information which the Employee does not wish exposed in his professional e-mail and/or in any other computerized means provided to him by the Company in order to perform his work.

10.6.

The Employee understands and free willingly acknowledges that the Company, as an organization which its work is conducted via computer means, is thus obligated, in order to guard proper management of its business, to execute all the means outlined in this Agreement. The Employee undertakes the restrictions derived from the means outlined in this Agreement and in Company's policies.

10.7.

Nothing herein, diminishes from the Employee's right to open personal e-mail for himself without using Company's computer means. Such personal e-mail shall not be subject to the Company's monitoring and controlling means compelling all traffic that passes through the Company's computers

10.8.

The Employee is aware of and agrees that the Company is entitled to put the information transferred in its computers and communication networks to any use, for the purpose of protecting its rights, at any and all time, without prior notice.

11.	Confidentiality, Non-Competition and Intellectual Property Assignment

As a pre-condition to the entering into force of this Agreement, the Employee shall execute the Statement of Undertaking –Confidentiality, Non -Compete and Intellectual Property attached hereto as Appendix B and constituting an integral part of this Agreement.

12.	Miscellaneous

12.1.	This Agreement constitutes a “Notice” as defined in the Notice to Employee (Terms of Employment) Law 5762-2002.

12.2.

This Agreement is personal and shall not invoke the provisions of any collective bargaining agreement (“Heskem Kibutsi”), collective arrangement (“Hesder Kibutsi”), expansion orders (“Tzavei Har’hava”) or any other custom, except and only to the extent so mandated by law.

12.3.

All payments, benefits (including any benefits in kind) and participation in expenses payable under this Agreement or deriving therefrom, or from the Employee's employment, are subject to deduction of income tax and other compulsory deductions under law as prevailing from time to time, and nothing in this Agreement shall be interpreted as imposing upon the Company any liability whatsoever for tax or other compulsory payment due by the Employee for payments or benefits or reimbursements for expenses as aforesaid, or as an undertaking on the part of the Company to gross-up any tax or compulsory payment due by the Employee. The Company shall withhold taxes according to the requirements under the applicable laws, rules and regulations, including the withholding of taxes at source.

12.4.

The Company shall be entitled to set off and deduct from the payments due to the Employee, proven debts which the Employee owes to the Company, all according and subject to the provisions of the applicable law.

12.5.

Without derogating from the generality of any other provision of this Agreement, it is hereby declared and agreed that the remuneration and benefits to be given to the Employee by the Company under this Agreement or deriving therefrom, are given by the Company in reliance upon the undertakings given by the Employee pursuant to this Agreement and the compliance by the Employee of his aforesaid undertakings.

12.6.

No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

12.7.

In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

12.8.

This Agreement, including its Appendixes, is the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, agreements and discussions between the parties, oral or written.

12.9.	Any modification or amendment to the provisions of this Agreement and the appendixes hereto shall be valid only if effected in writing and signed by both parties hereto.

12.10.

The Employee acknowledges and confirms that all terms of his employment are personal and confidential, and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

12.11.

Any notice sent by prepaid registered mail by one party to the other shall be deemed to have been received by the addressee within three business days of its dispatch, and if delivered by hand - at the time of its delivery. The addresses of the parties hereto are as specified in the heading to this Agreement.

12.12.

This Agreement shall be governed by the laws of the State of Israel and the competent courts in the district of Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

12.13.

This Agreement may be assigned by the Company to any third party, at its sole discretion. The Employee may not assign or delegate his rights and obligations under this Agreement to any other party without the Company’s prior written approval.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

Ormat Systems Ltd.	Shlomi Argas
Isaac Angel CEO /s/ Isaac Angel	/s/ Shlomi Argas
Signature	Signature

Date	Date

Appendix A

Car Agreement will be send separately

 Appendix B

Statement of Undertaking –Confidentiality, Non-Compete and Intellectual Property

Hezi Kattan (the “Employee”) warrants and undertakes that for as long as he is employed by Ormat Systems Ltd. (the: "Company"), and upon termination of employment thereafter, for any reason, he shall maintain in complete confidence any matters that relate to the Company and its present and future parent companies, subsidiaries and affiliates and successors, (all of the aforementioned entities shall be referred to collectively as the “Company Group”), their affairs and/or business, pursuant to this Agreement, and since the Employee has and will have access to the Company Group’s intellectual property he hereby declares and undertakes as follows:

1.	Confidentiality

1.1.

The Employee undertakes to maintain the confidentiality of the Confidential Information (as defined below), during the term of his employment with the Company and after the termination of such employment, for any reason.

Without derogating from the generality of the foregoing, the Employee hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to the employment period, any trade secrets or other confidential information, whether patentable or not, of the Company Group, including but not limited to, all the Company Group’s trade secrets, property, business, any information directly or indirectly related to research and development connected with present or future products, inventions, hardware, software, production processes, discoveries, improvements, developments, innovations, designs, drawings, sketches, design, calculations, diagrams, algorithms, formulas, computer files, computer programs, data, planning processes, list of clients, list of suppliers, costing, prices, terms of payment, plans, business secrets, business plans, plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, information regarding the skills and compensation of other employees of the Company Group, names of clients, sales, and any other information related to the business of the Company Group and/or their clients, including clients with whom the Company Group is negotiating and including affiliates and/or subsidiaries, present and future, all the foregoing whether or not such information is protectable as a patent or any other proprietary right and any other information purchased or received directly or indirectly in connection with Company Group, their affairs and/or business (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment period, whether or not developed by the Employee. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media.

Notwithstanding the above, Confidential Information shall not include any information which: (i) was publicly known and made generally available in the public domain prior to the time of disclosure to the Employee; (ii) becomes publicly known and made generally available after disclosure by the Company through no action or inaction of the Employee; (iii) is required by law to be disclosed by the Employee, provided that the Employee gives the Company a prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

1.2.

The Employee undertakes not to use the Confidential Information for any purpose whatsoever other than the performance of his services on behalf of the Company. Without limiting the scope of this duty, he shall only use the Confidential Information for the benefit of the Company Group, and only to the extent required for the performance of the services and may not disclose the Confidential Information to any other third party who is not performing the service.

1.3.

The Employee undertakes not to directly or indirectly give and/or transfer, sale, publish, distribution, for any purposes, to any third party, any information in any media, and not to photocopy and/or print and/or duplicate object containing any or all of the Confidential Information without the Company’s Group expressed prior written authorization.

1.4.

In the event the Employee is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such a breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law.

1.5.

Third Party Information. The Employee understands that the Company Group has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company Group's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Employee's employment and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose Third Party Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with the Employee's work for the Company, unless expressly authorized by an officer of the Company in writing,

1.6.

No Improper Use of information of Prior employers and Others- the Employee undertakes that during his employment with the Company he will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom the Employee has an obligation of confidentiality, and he will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

2.	Non-Competition/ Non-Solicitation

2.1.

The Employee undertakes that during the period of his employment with the Company and for a period of twelve (12) months following the termination of his employment therewith, for any reason, he shall not, anywhere in the world,

(a)

Directly or indirectly carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company) which directly harms or competes with the products or services of the Company Group ("Competing Business"), including, without limitation, as a shareholder.

(b)

Act as a consultant or employee or officer or in any managerial capacity in a Competing Business or supply in direct competition with the Company restricted services to any person who was provided with services by the Company Group during the period of twelve (12) months immediately prior to the termination date of the Employee's employment with the Company;

(c)

Solicit, canvass or approach or endeavor to solicit, canvass or approach any person who was provided with services by the Company at any time during the period of twelve (12) months immediately prior to the termination date of the Employee's employment with the Company, for the purpose of offering services or products which directly compete with the services or products supplied by the Company Group.

(d)

Employ, solicit or entice away or endeavor to solicit or entice away from the Company Group any person employed by the Company Group at any time during the period of twelve (12) months immediately prior to the termination date of the Employee's employment with the Company.

3.	Intellectual Property, Copyright and Patents

3.1.

The Employee hereby assigns to the Company, all of the Employee’s rights, title and interest in and to all inventions, trade secrets, professional secrets, innovations, copyrightable works, Confidential Information, discoveries, processes, designs, works of authorship, and other intellectual property and all improvements on existing inventions, discoveries, processes, designs, works and other intellectual property made or discovered by the Employee or any person subordinate to him during the term of employment or as a result of such employment with the Company, for no additional consideration provided that he shall not be required to bear any expenses as a result of such assignment. The Company and its successors shall be entitled to protect any invention and/or patent and/or trade secret and/or professional secret and/or innovation as aforesaid by way of registration and/or in any other manner, in Israel or anywhere else in the world.

3.2.

The Employee declares that his salary shall constitute full consideration for the above assignment in accordance with Section 134 of the Patents Law – 1967 (hereinafter: the “Patents Law”) and he shall not be entitled to royalties and/or to any other payments or considerations beside his salary for or in respect with the service invention and/or in respect to the above assignment and/or to any intellectual property outcome of his employment and/or in respect to the commercial use of the service invention and/or the products of his services to the Company.

3.3.

The Employee undertakes that upon the demand of the Company, including after the termination of his employment for any reason, he shall sign, execute and deliver to the Company such documents as the Company may request to confirm the assignment of the Employee’s rights herein, and if requested by the Company, shall assist the Company, and shall execute any necessary documents, at the Company’s expense, in applying for and prosecuting any patents, trademarks, trade secrets or copyright registration which may be available in respect thereof in accordance with the laws of the State of Israel or any other foreign country.

3.4.

In the event the Company is unable for any reason, after reasonable effort, to secure the Employee's signature on any document needed in connection with the actions specified in the preceding paragraph, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Employee's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee.

3.5.

The Employee undertakes to deliver to the Company, written notice of any invention and/or patent and/or commercial secret and/or innovation invented by him and/or Employees of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

3.6.

The Employee's obligations pursuant to this Section 3 shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

3.7.

The Employee acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of the nature of the business in which the Company is engaged, the Employee’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Employee acknowledges that the compensation and benefits granted to him by the Company under this Agreement were determined, inter alia, in consideration for his obligations under this Appendix.

4.	General

4.1.

Successors and Assigns. This Agreement will be binding upon the Employee's heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns.

4.2.

Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

4.3.	Assignment. This Agreement may be assigned by the Company. The Employee may not assign or delegate his duties under this Agreement without the Company's prior written approval.

4.4.

Injunction. The Employee agrees that it would be difficult to measure damage to the Company Group from any breach of his undertakings set forth in Sections 4.1-4.3 above, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if he breaches any provision of Sections 4.1-4.3 hereof, the Company Group will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by the Employee without showing or proving any actual damage sustained by the Company Group.

4.5.	This Agreement also constitutes an "Announcement" of employment terms according to the Employee and Candidates Notification Law (Terms of Employment and Application Process) – 2002.

4.6.	Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

Name

Signature

Date